Exhibit 99.1

News Release

SCOTT STOWELL NAMED PRESIDENT OF STANDARD PACIFIC HOMES

Homebuilder Positions for Growth With Longtime Industry and Company Veteran

IRVINE, CALIFORNIA, March 16, 2011, Standard Pacific Homes (NYSE: SPF) today announced that Scott Stowell has been promoted to President of the Company, continuing to report directly to Ken Campbell, Chief Executive Officer.

Stowell previously served as Chief Operating Officer of the Company since 2007 and was instrumental in Standard Pacific Homes’ successful financial and operational transformation. Prior to being appointed COO, Stowell held progressive roles within the Company, including President of the Orange County division and President of the Southern California region, among the most dynamic and influential housing markets in the country.

“Scott is an outstanding leader who brings over 25 years of operational experience to the homebuilding industry and our company,” said Campbell. “His expertise was vital in transforming Standard Pacific Homes from a company that some had counted out of the game to one of the frontrunners in the industry. As we turn our sights toward building for the future and focus on land acquisition and a revitalized housing market, I look forward to continuing to work together to take our organization to the next level.”

To learn more about Standard Pacific Homes and its new home neighborhoods across the country, please visit www.standardpacifichomes.com.

About Standard Pacific Corp.
Standard Pacific, one of the nation's largest homebuilders, has built more than 112,000 homes during its 45-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Contact:

Wendy Marlett, Chief Marketing Officer and EVP, Sales, Marketing and Communications, (949) 789-1616, wmarlett@stanpac.com